EXHIBIT 10 (w)

EVEREST SECURITIES, INC.
Member NASD & SIPC
2930 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402-4100
BUS (612) 338-1097
FAX (612) 338-1197


May 30, 1996

Mr. Bernard Eckstein, Chairman/CEO
Scriptel Holding, Inc.
4145 Arlingate Plaza
Columbus, OH 43228

Dear Mr. Eckstein:

This letter sets forth our mutual understanding and agreement regarding the establishment of an exclusive investment banking relationship between Scriptel Holding, Inc. (the "Company"), and
Everest Securities, Inc., a Minnesota corporation ("Everest"). Everest agrees to assist the
Company in connection with a review of future financings on the following terms and conditions:

     1.0 Engagement. The Company hereby hires Everest as the Company's exclusive investment banker to assist the Company with various financing arrangements. In connection with any such engagement, Everest will use its best efforts to review proposals and advise the Company with respect to such proposals. In addition, Everest shall be ready to meet with officers or directors of the Company upon reasonable notice to consult on any financial matters or any items related to any issue of financing.

     1.1 Best Efforts. Everest will use its best efforts to obtain commitments for various financings of $1.0 million to $18.0 million, or such other amounts as shall be mutually agreed to by the parties. These financings may include the placement of one or more of the following items:

          a.  Senior, secured revolving credit.
          b.  Senior, secured term loan.
          c.  Subordinated debentures.
          d.  Convertible and/or redeemable preferred stock.
          e.  Common stock.


     The debt instruments may or may not have warrants attached to acquire common stock of the Company. Lenders may require closing or commitment fees to apply for loans, all of a lender's legal expenses, recording and filing fees and other direct, out-of-pocket costs incident to closing will be for the account of the Company.

     2. Retainer. The Company shall sell Everest a warrant, for $50, for 350,000 shares of the
     Company's common stock (at a $0.60/share exercise price) with the signing of this letter.

          Upon the completion of raising at least $1,000,000 in any form (debt, equity, or any combination thereof), the Company further agrees to pay Everest an on-going monthly consulting retainer of $20,000 per month for the term of this agreement. In addition to the payment of the monthly retainer hereunder, the Company shall pay Everest and its representatives for any reasonable out-of-pocket expenses incurred which includes travel and lodging taken in performance of this Agreement at the request of the Company.

     3. Right of First Refusal. Everest shall have a right of first refusal, for a period of five (5)
     years after execution of this document, for any financings contemplated by the Company or any of its affiliates during such period.

     4. Board of Directors. Everest will receive the right to appoint up to two (2) directors to the Board of Directors, for a minimum period of three (3) years.

     5. Exclusivity. As stated in the first paragraph of this agreement, Everest's engagement as the Company's investment banker is exclusive. Accordingly, during the term of this agreement neither the Company, its officers, directors, shareholders, or agents shall engage any other entity to secure financings contemplated hereunder, nor shall the
     Company, its officers, directors, shareholders, or agents initiate or pursue discussion with potential financing sources for the purpose of obtaining loans on equity funds for financings contemplated under section 1 hereof, except in conjunction with and after acknowledgment by Everest, which "cooperative effort" shall not modify or reduce the obligation of the Company to pay Everest the placement fees set forth in section 6 of this
     agreement.

     6. Placement Fees & Raises of Capital. The fees for any raises of capital will be as follows:
     a) 2% of any financing which Everest does not manage for the next 3 years.
     b)   3% nonaccountable expenses of all raises.
     c) 10% underwriters commission on all funds raised for equity or convertible debt.
     d)   A warrant for 10% of the shares tendered at cost.
     e)   5% fee on any M&A (merger and acquisition) or sale based on value.
     f)   5% fee on any non-convertible debt.

          These fees shall apply to any source (or source or contact of a source) introduced to the Company by Everest during the term of this contract and 60 months thereafter.

     7. Obligation to Pay Fees. If, and only if, Everest shall have produced a commitment from a lender or investor which the Company shall have accepted in writing ("accepted commitment"), then Everest shall be deemed to have earned the applicable placement fee(s) (placement fees) as set forth above. The Company shall pay such fee(s) to Everest in cash on (i) the date it shall have received the proceeds of such loan or investment
     ("funding date") or (ii) if the Company shall, for any reason whatsoever fail to accept funding against an accepted commitment, on the expiration date of the accepted commitment. If a funding against an accepted commitment shall not have occurred as a result of withdrawal by a lender or investor, then the Company shall have no obligation to pay the respective placement fee.

     8. Specific Financing Arrangements. The Company shall have the right, to retain Everest to act as investment banker and broker-dealer and assist the Company in obtaining any specific financing proposed by the Company. Any such arrangement shall be on such terms and conditions as outlined in paragraph 5.

     9. Leads Resulting from Offering. All investor leads resulting from the offering contemplated herein shall be referred to Everest.

     10.  Termination.  This Agreement is terminable by either party on ninety
(90) day notice
     beginning twelve (12) months from the date hereof, by written notice from either party.
     Address for notice:

          Mr. Bernard Eckstein              Mr. Richard A. Andolshek
          Scriptel Holding, Inc.               Everest Securities, Inc.
          4145 Arlingate Plaza                2930 Norwest Center
          Columbus, OH 43228               90 S. Seventh St.
                                                         Minneapolis, MN 55402

     11. Indemnification. The Company will indemnify and hold Everest harmless, including its partners, agents, employees and controlling persons within the meaning of Section 15 of the Securities Act of 1933, or Section 20 of the Securities Exchange
Act of 1934, from
     and against all claims, liabilities, losses, damages and expenses incurred, including fees and disbursements of counsel, related to and/or arising out of this engagement.

     12. General. This Agreement may not be modified except in writing. This Agreement represents the entire understanding between the Company and Everest and all prior discussions and negotiations and all prior engagement letters are merged into it.

     13. Survival. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota. Any dispute or controversy arising out of this Agreement shall be determined by arbitration in accordance with the rules of the National Association of Securities Dealers, Inc. as then in effect. Any arbitration award shall be final and binding upon the Company and Everest and judgement upon the award may be entered in any court having jurisdiction. Compensation, reimbursement, indemnity and contribution obligations of the Company under this Agreement shall survive any assignment of this
     Agreement and shall be binding upon and entered into the benefit of any successors, assigns, heirs and personal representatives of the Company and Everest.

     Please confirm that the foregoing correctly and completely states your understanding by signing and returning to us the enclosed duplicate of this Engagement Agreement.

EVEREST SECURITIES, INC.


By:  /s/ Richard A. Andolshek
            Richard A. Andolshek
            Chairman



ACCEPTED THIS 1st DAY OF June, 1996

Scriptel Holding, Inc.


By:  /s/ Bernard H. Eckstein
            Bernard H. Eckstein
            Chairman/CEO